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                                                                     Exhibit 8.1

                            SIGNIFICANT SUBSIDIARIES

As of June 30, 2005, our principal subsidiaries were:

      -     Randfontein Estates Limited,

      -     Evander Gold Mines Limited,

      -     ARMgold/Harmony Freegold Joint Venture Company (Pty) Ltd,

      -     ARMgold Limited,

      -     Avgold Limited,

      -     Kalahari Goldridge Mining Company Limited and

      -     Harmony Gold (Australia) (Pty) Limited.

All are wholly-owned direct subsidiaries incorporated in South Africa, save for Harmony Gold (Australia) (Pty) Limited, which is a wholly-owned subsidiary incorporated in Australia.